EXHIBIT 11.1

                               FRESH AMERICA CORP.
                       COMPUTATION OF PER SHARE EARNINGS*
                    (In thousands, except per share amounts)

                                                        FISCAL YEAR
                                               ------------------------------
                                                 1994       1995       1996
                                               --------   --------   --------
Net income applicable to common and common
     equivalent shares .....................   $  2,073   $  2,300   $  4,043
                                               ========   ========   ========

Weighted average common shares outstanding .      3,018      3,518      3,625

Effect of stock options and warrants .......        149        152        238
                                               --------   --------   --------
Weighted average common and common
     equivalent shares .....................      3,167      3,670      3,863
                                               ========   ========   ========
Net income per common and common equivalent
     share - fully diluted .................   $   0.65   $   0.63   $   1.05
                                               ========   ========   ========


*  Earnings per share are presented on a fully diluted basis.